Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

June 16, 2010	Frank D. Martz
Group Senior Vice President
of Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced today that its Board of Directors at its meeting on June 15, 2010 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on July 23, 2010 to the stockholders of record at the close of business on June 30, 2010.

In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended March 31, 2010.  The Company recognized net income for the three month period ended March 31, 2010 of $3.4 million or $.28 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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